EXHIBIT 21
HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUBSIDIARIES OF THE REGISTRANT

Organized under
Name of Subsidiary	the laws of

Hess Energy Exploration Limited	Delaware

Hess Limited	United Kingdom

Hess Norge A/S	Norway

Hess Receivables LLC	Delaware

Hess (GEA) Limited	Cayman Islands

Hess Oil Virgin Islands Corp.	U.S. Virgin Islands

Hess (Indonesia Pangkah) Limited.	United Kingdom

Hess Energy Trading Company, LLC	Delaware

Samara — Nafta	Russian Federation

Hess Egypt West Mediterranean Limited	Cayman Islands

Hess (ACG) Limited	Cayman Islands

Amerada Hess Production Gabon	Gabon

Hess Denmark ApS	Denmark

Hess (Thailand) Limited	United Kingdom

Hess Oil and Gas Holdings Inc.	Cayman Islands

Tioga Gas Plant, Inc.	Delaware
Other subsidiaries (names omitted because such unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary)
Each of the foregoing subsidiaries conducts business under the name listed, and is 100% owned by the Registrant, except for Hess Energy Trading Company, LLC, which is a trading company that is a joint venture between the Registrant and unrelated parties.